November 9, 2004                       Mr. Richard G. Spencer
                                           President and Chief Executive Officer
                                           (412) 367-3300
                                           E-mail: rspencer@fidelitybank-pa.com


                             FIDELITY BANCORP, INC.
                             ----------------------
                           ANNOUNCES YEAR-END EARNINGS
                           ---------------------------
                                 FOR FISCAL 2004
                                 ---------------


PITTSBURGH, PA - November 9, 2004 - Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the "Company") (NASDAQ: FSBI), the holding company for Fidelity Bank today announced unaudited earnings for the year ended September 30, 2004 of $4.32 million, or $1.54 per share (diluted), compared to $4.05 million, or $1.38 per share (diluted) for the prior year. The Company's return on average assets was .69% and return on average equity was 10.62% for fiscal 2004, compared to ..66% and 9.45% for the prior year.

Net income for the three-month period ending September 30, 2004, was $1.04 million, or $.37 per share (diluted), compared to $1.21 million, or $.42 per share (diluted) for the same period in the prior year. Annualized return on assets was .66% and return on equity was 10.14% for the fiscal 2004 period, compared to .78% and 11.81%, respectively, for the same period in the prior year.

Fiscal 2003 results include the first quarter write-off of $599,000 in unamortized issuance costs related to $10,250,000 of 9.75% trust preferred securities that were called by the Company on November 4, 2002 to take advantage of the current low interest rate environment. The 9.75% trust preferred securities were redeemed with the proceeds from a September 2002 offering of $10,000,000 in floating rate trust preferred securities that bore an initial rate of 5.22% through December 26, 2002, and which adjust quarterly thereafter at a rate of 3-Month LIBOR plus 3.40%. The floating rate trust preferred securities' current rate is 5.35%.

Net interest income before provision for loan losses increased $1.07 million or 8.8% to $13.32 million for the year ending September 30, 2004, compared to $12.25 million in the prior year. For the three-months ended September 30, 2004, net interest income before provision for loan losses increased $418,000 or 14.0% to $3.41 million, compared to $3.00 million in the prior year period. The increase for both the year and the three-month period ended September 30, 2004 primarily reflects an improved spread. The Company's tax equivalent interest rate spread improved to 2.31% for the year ending September 30, 2004 compared to 2.15% in the prior year; and improved to 2.36% for the three-months ended September 30, 2004 compared to 2.14% in the prior year period. The improved spread in both periods is attributed to the average yield on total interest-earning assets decreasing less than the average rate paid on interest-bearing liabilities. The improved spread for the fiscal year ending September 30, 2004 also reflects the write-off of issuance costs for the Company's 9.75% trust preferred securities which were included as a component of interest expense.

The provision for loan losses decreased to $275,000 for the year ended September 30, 2004, compared to $555,000 in the prior year, and was $75,000 for the three-months ended September 30, 2004 and 2003. The decrease for the current year primarily results from the write-off of a $300,000 commercial business loan during the prior year period. Non-performing assets and foreclosed real estate were .82% of total assets at September 30, 2004, and the allowance for loan losses was 71.5% of non-performing loans and .90% of net loans at that date.

Other income decreased $266,000 or 6.6% to $3.77 million for the year ended September 30, 2004, compared to $4.03 million for the same period last year. For the three-months ended September 30, 2004, other income was $833,000, a decrease of $256,000 or 23.5% over the prior year period. The decrease for the current year results primarily from a decrease in loan fees and charges of $219,000 and a decrease in the gain on sale of loans of $465,000. Partially offsetting these decreases were increases in deposit service charges and fees of $142,000 and other income of $275,000. The decrease for the three-month period ended September 30, 2004 primarily relates to decreased gains on the sale of investment securities of $70,000, decreased gains on the sale of loans of $163,000 and decreased loan service charges and fees of $107,000. Partially offsetting these decreases were increases in deposit service charges and fees of $24,000 and other income of $60,000.

Operating expenses for the year ended September 30, 2004, increased $764,000 or 7.1% to $11.48 million compared to $10.71 million for the prior year. For the three-month period in this fiscal year, operating expenses increased $151,000 or 5.7% to $2.82 million, compared to $2.67 million in the prior year period. The increased components of operating expenses for the year ended September 30, 2004 are primarily compensation and benefits expense of $7.12 million compared to $6.63 million in the prior year; office occupancy and equipment expense of $1.02 million compared to $978,000 in 2003; depreciation and amortization expense of $758,000 compared to $737,000 in 2003 and net loss on real estate owned of $167,000 compared to $84,000 in 2003, and other operating expenses of $2.31 million compared to $2.18 million in 2003. The increased components of operating expenses for the three-month period ended September 30, 2004 are primarily compensation and benefits expense of $1.78 million compared to $1.69 million in the prior year period; office occupancy and equipment expense of $263,000 in 2004 compared to $254,000 in 2003 and other operating expenses of $538,000 compared to $427,000 in the prior period. These increases were partially offset by decreases in depreciation and amortization expense to $186,000 in 2004 from $198,000 in 2003 and net loss on real estate owned of $21,000 in 2004 from $72,000 in 2003. Fiscal 2004 results include the full-year operation of the Troy Hill branch, which was acquired on December 31, 2002, and the Cranberry branch, which was opened in April 2003.

Provision for income taxes increased $55,000 or 5.7% to $1.02 million for the year ended September 30, 2004 compared to $961,000 for fiscal 2003. The increase for the year primarily reflects an increased level of earnings. The effective tax rates for the year ended September 30, 2004 and 2003 were approximately 19.0% and 19.2%, respectively. For the three-months ended September 30, 2004, the provision for income taxes increased $175,000 to $314,000 compared to $139,000 for the same period last year.

Total assets at September 30, 2004 were $627.7 million, an increase of $9.9 million or 1.6 % compared to September 30, 2003. Net loans outstanding increased $26.0 million or 10.0% to $290.4 million at September 30, 2004, compared to September 30, 2003. Savings and time deposits decreased $6.4 million or 2.0% to $359.8 million at September 30, 2004, as compared to September 30, 2003. Short-term borrowings increased $26.0 million to $64.1 million at September 30, 2004 as compared to September 30, 2003. Long-term debt decreased $10.4 million to $142.3 million at September 30, 2004 as compared to September 30, 2003. Stockholders' equity was $42.1 million at September 30, 2004, compared to $40.2 million at September 30, 2003.

Prior to the second quarter of fiscal 2004, Fidelity presented "Guaranteed preferred beneficial interest in Company's debentures" on its balance sheet, which was the trust preferred securities being consolidated in Fidelity's balance sheet. With the adoption of Financial Accounting Standards Board Interpretation No. 46 ("FIN 46"), the subsidiary trust, FB Statutory Trust II, is no longer consolidated, and as a result, the balance sheet now presents junior subordinated debt on its balance sheet ("Subordinated Notes Payable") and the related interest expense is included as a component of interest expense on Fidelity's Income Statement.

On December 31, 2002, Fidelity completed the acquisition of First Pennsylvania Savings Association through a merger conversion. In connection with the acquisition, Fidelity sold approximately 89,600 shares at $17.52 per share of its common stock to First Pennsylvania members, Fidelity stockholders and certain members of the community. Fidelity acquired loans with a fair value of approximately $6.8 million, investment and mortgage-backed securities with a fair value of approximately $11.8 million, deposits with a fair value of approximately $12.3 million and Federal Home Loan Bank Advances with a fair value of approximately $13.9 million in the transaction.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company's Internet website at www.fidelitybancorp-pa.com.

Fidelity   Bancorp,   Inc.  is  the  holding   company  for  Fidelity   Bank,  a
Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2004 and 2003
(In thousands, except per share data)

                                                   Three Months Ended          Year Ended
                                                  --------------------      --------------------
                                                      September 30,           September 30,
                                                  --------------------      --------------------
                                                    2004         2003         2004         2003
                                                  -------      -------      -------      -------
                                               (unaudited)  (unaudited)  (unaudited)  (unaudited)
Interest income:
   Loans                                          $ 4,404      $ 4,516      $17,401      $20,605
   Mortgage-backed securities                       1,221          991        4,440        4,780
   Investment securities                            1,746        1,829        7,481        6,990
   Deposits with other institutions                     2            5            3           85
                                                  -------      -------      -------      -------
      Total interest income                         7,373        7,341       29,325       32,460
                                                  -------      -------      -------      -------

Interest expense:
   Savings deposits                                 1,835        2,096        7,635        9,078
   Borrowed funds                                   1,990        2,131        7,870        9,927
   Subordinated debt                                  135          119          500        1,208
                                                  -------      -------      -------      -------
      Total interest expense                        3,960        4,346       16,005       20,213
                                                  -------      -------      -------      -------

Net interest income before provision
   for loan losses                                  3,413        2,995       13,320       12,247
Provision for loan losses                              75           75          275          555
                                                  -------      -------      -------      -------
Net interest income after provision
   for loan losses                                  3,338        2,920       13,045       11,692
                                                  -------      -------      -------      -------
Other income:
   Loan service charges and fees                       82          189          364          583
   Gain (loss) on sale of investment
      and mortgage-backed securities                   63          133          639          638
   Gain on sale of loans                                6          169           47          512
   Deposit service charges and fees                   364          340        1,386        1,244
   Other operating income                             318          258        1,331        1,056
                                                  -------      -------      -------      -------
      Total other income                              833        1,089        3,767        4,033
                                                  -------      -------      -------      -------

Operating expenses:
   Compensation and benefits                        1,782        1,685        7,116        6,627
   Office occupancy and equipment                     263          254        1,023          978
   Depreciation and amortization                      186          198          758          737
   Federal insurance premiums                          13           15           54           53
   Loss on foreclosed real estate, net                 21           72          167           84
   Intangible amortization                             13           14           52           50
   Other operating expenses                           538          427        2,305        2,182
                                                  -------      -------      -------      -------
      Total operating expenses                      2,816        2,665       11,475       10,711
                                                  -------      -------      -------      -------

Income before income tax provision                  1,355        1,344        5,337        5,014
Income tax provision                                  314          139        1,016          961
                                                  -------      -------      -------      -------
Net income                                        $ 1,041      $ 1,205      $ 4,321      $ 4,053
                                                  =======      =======      =======      =======

Basic earnings per share (1)                      $  0.39      $  0.44      $  1.62      $  1.42
                                                  =======      =======      =======      =======
Diluted earnings per share (1)                    $  0.37      $  0.42      $  1.54      $  1.38
                                                  =======      =======      =======      =======

(1) Per share earnings have been adjusted to reflect the 10% stock dividends paid in May 2004 and 2003.

Balance Sheet Data
(In thousands, except share data)

                                                          September 30, 2004   September 30, 2003
                                                          ------------------   ------------------
                                                            (unaudited)          (unaudited)
Assets:
   Cash and due from depository institutions                 $   8,212            $   7,662
   Interest-earning demand deposits                                619                  330
   Securities available-for-sale                               186,112              192,429
   Securities held-to-maturity                                 109,334              119,962
   Loans receivable, net                                       290,389              264,412
   Loans held for sale                                             116                  286
   Foreclosed real estate, net                                   1,517                  675
   Federal Home Loan Bank stock, at cost                        11,156               10,447
   Accrued interest receivable                                   3,081                3,408
   Office premises and equipment                                 5,210                5,834
   Other assets                                                 11,981               12,333
                                                             ---------            ---------
      Total assets                                           $ 627,727            $ 617,778
                                                             =========            =========

Liabilities and Stockholders' Equity:
Liabilities:
   Deposits                                                  $ 359,772            $ 366,126
   Short-term borrowings                                        64,106               38,102
   Long-term debt                                              142,307              152,707
   Subordinated notes payable                                   10,310               10,310
   Securities sold under agreement to repurchase                 5,118                5,943
   Advance payments by borrowers for taxes
      and insurance                                              1,129                1,179
   Other liabilities                                             2,908                3,216
                                                             ---------            ---------
      Total liabilities                                        585,650              577,583
                                                             ---------            ---------

Stockholders' equity:
   Common stock, $.01 par value per share,
       10,000,000 shares authorized, 3,153,617 and
       3,085,820 shares issued (1)                                  32                   28
   Treasury stock, 480,295 and 419,641 shares (1)               (8,543)              (7,192)
   Additional paid-in capital                                   35,798               28,960
   Retained earnings                                            13,595               16,388
   Accumulated other comprehensive income,
      net of tax                                                 1,195                2,011
                                                             ---------            ---------
      Total stockholders' equity                                42,077               40,195
                                                             ---------            ---------

      Total liabilities and stockholders' equity             $ 627,727            $ 617,778
                                                             =========            =========

(1) Shares  have been  adjusted to reflect  the 10% stock  dividend  paid in May
2004.

Other Data:



                                                 At or For the Year Ended

                                                       September 30,
                                                       -------------

                                                  2004                 2003
                                                  ----                 ----

Return on average assets                         0.69%                0.66%
Return on average equity                        10.62%                9.45%
Equity to assets                                 6.70%                6.51%
Interest rate spread (tax equivalent)            2.31%                2.15%
Net interest margin (tax equivalent)             2.39%                2.26%
Non-interest expense to average assets           1.83%                1.74%
Loan loss allowance to net loans                 0.90%                1.17%
Non-performing loans and real estate
  owned to total assets at end-of-period         0.82%                0.58%


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